Filed pursuant to Rule 424(b)(3)

SEC File No. 333-144672

Prospectus Supplement

(To prospectus dated September 4, 2007)

800,000 Shares

Gulf Island Fabrication, Inc.

Common Stock

The selling shareholder identified in this prospectus supplement is offering 800,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholder.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “GIFI.” On September 11, 2007, the last reported sale price of our common stock on The NASDAQ Global Select Market was $34.34 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the accompanying prospectus, as the same may be updated in reports filed with the Securities and Exchange Commission, for a description of certain matters you should consider in evaluating an investment in the shares.

	Public Offering Price	Underwriting Discount	Proceeds to the Selling Shareholder (Before Expenses)
Per Share	$34.25	$1.19875	$33.05125

Total	$27,400,000	$959,000	$26,441,000

Delivery of the shares of common stock is expected to be made on or about September 17, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Johnson Rice & Company L.L.C.

The date of this prospectus supplement is September 11, 2007.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We, the selling shareholder and the underwriter have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling shareholder and the underwriter are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information included in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date hereof or thereof respectively, or that information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus supplement, the terms “Gulf Island,” the “Company,” “we,” “our” and “us” refer to Gulf Island Fabrication, Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires.

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SUMMARY

This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before purchasing our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

The Company

Gulf Island Fabrication, Inc., through its subsidiaries, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. We fabricate various structures, including jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. We also provide certain services including offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and tension leg platform module integration, and loading and offloading drilling rigs, and steel warehousing and sales.

Gulf Island Fabrication, Inc. was founded in 1985 by a group of investors, including Alden J. “Doc” Laborde and Huey J. Wilson, and began operations at its fabrication yard on the Houma Navigation Canal in southern Louisiana, approximately 30 miles from the Gulf of Mexico. Our Houma facilities are located on 630 acres, of which 283 are currently developed for fabrication activities with 347 acres available for future expansion. Effective January 31, 2006, the Company acquired the facilities, machinery and equipment of Aransas Partners (formerly Gulf Marine Fabricators) located on 372 acres, all of which are currently developed for fabrication activities, in San Patricio County, Texas. See the section of the accompanying prospectus entitled “Selling Shareholder” for more information regarding this acquisition. We currently operate this business under the name Gulf Marine Fabricators.

Our principal executive offices are located at 583 Thompson Road, Houma, Louisiana 70363, and our telephone number is (985) 872-2100. Our website address is www.gulfisland.com. Information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by the selling shareholder	800,000 shares

Common stock outstanding before and after this offering	14,172,113 shares

Use of proceeds	We will not receive any of the proceeds from the sale of our shares of common stock by the selling shareholder. Please see “Use of Proceeds.”

NASDAQ Global Select Market symbol	“GIFI”

Dividends	On July 27, 2007, our Board of Directors declared a dividend of $0.10 per share of common stock, payable August 21, 2007 to shareholders of record on August 9, 2007. On March 1, 2007 and April 27, 2007, our Board of Directors declared a dividend of $0.10 per share. In each quarter of 2005 and 2006, our Board of Directors declared a dividend of $0.075 per share. The future declaration and payment of dividends, if any, is at the discretion of our Board of Directors and will depend on our retained earnings, working capital requirement, the future growth of our business and other factors deemed relevant by the Board of Directors.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors” on page 5 in the accompanying prospectus.

The number of shares of common stock outstanding before and after the offering is based on 14,172,113 shares of common stock outstanding as of September 6, 2007. The number of shares outstanding does not include shares underlying outstanding options to purchase our common stock and restricted stock awards held by our employees, officers and directors.

USE OF PROCEEDS

All of the shares of common stock offered pursuant to this prospectus supplement are being offered by the selling shareholder. We will not receive any of the proceeds from the sale of shares by the selling shareholder.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “GIFI.” The following table includes the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market and the amount of cash dividends per share declared on our common stock for the periods presented.

	High	Low	Dividend
2005
First Quarter	$25.73	$21.44	$0.075
Second Quarter	24.68	17.75	0.075
Third Quarter	29.14	19.96	0.075
Fourth Quarter	30.30	22.92	0.075
2006
First Quarter	$28.03	$21.61	$0.075
Second Quarter	26.07	18.00	0.075
Third Quarter	28.67	17.50	0.075
Fourth Quarter	40.24	23.20	0.075
2007
First Quarter	$37.99	$25.95	$0.100
Second Quarter	35.48	26.47	0.100
Third Quarter (through September 11, 2007)	37.82	30.95	0.100

The closing price of our common stock on The NASDAQ Global Select Market on September 11, 2007 was $34.34.

SELLING SHAREHOLDER

The following table sets forth certain information as of September 11, 2007 regarding the beneficial ownership of common stock by the selling shareholder and the shares being offered by the selling shareholder pursuant to this prospectus supplement. Information with respect to beneficial ownership is based upon information obtained from the selling shareholder.

	Shares Beneficially Owned Before Offering (2)(3)		Shares Being Offered	Shares Beneficially Owned After Offering (3)
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
Aransas Partners f/k/a Gulf Marine Fabricators(1)	1,589,067	11.2%	800,000	789,067	5.6%

(1)	The address of Aransas Partners is 11700 Old Katy Road, Houston, Texas 77079.

(2)	Technip USA, Inc. and Gulf Deepwater Yards, Inc., as the sole partners of Aransas Partners, and Technip SA, a French company listed on Euronext and the NYSE, as the ultimate parent of each corporation, share voting and dispositive power over the 1,589,067 shares of common stock held by Aransas Partners.

(3)	Percentages are based on 14,172,113 shares of common stock that were outstanding as of September 6, 2007.

For additional information about the selling shareholder, please see the section entitled “Selling Shareholder” in the accompanying prospectus.

UNDERWRITING

Johnson Rice & Company L.L.C. is acting as the sole underwriter of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriter has agreed to purchase from the selling shareholder, and the selling shareholder has agreed to sell to the underwriter, 800,000 shares of our common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock from the selling shareholder is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the condition that the representations and warranties made by us and the selling shareholder to the underwriter are true, that there has been no material adverse change to our condition or in the financial markets and that we and the selling shareholder deliver to the underwriter customary closing documents. The underwriter is obligated to purchase all of the shares of common stock offered by the selling shareholder if it purchases any of the shares.

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriter may offer the common stock to securities dealers at the price to the public less a concession not in excess of $0.72 per share. After the shares of common stock are released for sale to the public, the underwriter may vary the offering price and other selling terms from time to time.

No over-allotment option has been granted to the underwriter in connection with the offering of shares of our common stock by the selling shareholder.

The following table summarizes the compensation to be paid to the underwriter by the selling shareholder.

	Per share	Total
Public offering price	$34.25	$27,400,000
Underwriting fees to be paid by selling shareholder	$1.19875	$959,000
Proceeds, before expenses, to selling shareholder	$33.05125	$26,441,000

We estimate our expenses associated with the offering will be approximately $105,000. All expenses attributable solely to the sale of the common stock will be borne by the selling shareholder. The selling shareholder estimates its expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $30,000.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

We, all of our executive officers and directors and the selling shareholder have agreed that, for a period of 30 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock currently or hereafter owned either of record or beneficially, except for the sale to the underwriter in this offering, certain transfers by the selling shareholder to an affiliate, the issuance by us of shares, options to purchase shares or shares upon the exercise of options under our incentive plans and the filing of a registration statement related to the foregoing, and certain transfers in the case of officers and directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. The underwriter has advised us and the selling shareholder that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. The underwriter must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions, penalty bids, over-allotment and passive market making transactions may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

From time to time, Johnson Rice & Company L.L.C. and its affiliates have, directly or indirectly, provided investment banking or financial advisory services to us for which they have received customary fees and commissions. They may provide these services to us from time to time in the future.

LEGAL MATTERS

The validity of shares of common stock offered by this prospectus supplement will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. Certain legal matters will be passed upon for the underwriter by Porter & Hedges, L.L.P.

PROSPECTUS

Gulf Island Fabrication, Inc.

$42,841,260 Common Stock Offered by Gulf Island Fabrication, Inc.

1,589,067 Shares of Common Stock Offered by Selling Shareholder

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process, which allows us and the selling shareholder named in this prospectus to offer and sell the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to $42,841,260 of our common stock from time to time in one or more offerings. The selling shareholder may offer and sell from time to time up to 1,589,067 shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

This prospectus contains a general description of the common stock we and the selling shareholder may offer. We will describe the specific terms of these offerings, as necessary, in supplements that we attach to this prospectus for each offering. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in a prospectus supplement.

We and the selling shareholder may sell shares to or through underwriters or dealers, and also may sell shares directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us or any selling shareholder in the sale of the shares covered by this prospectus, the number of shares, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement. The selling shareholder will bear all commissions and other compensation, if any, paid in connection with the sale of its shares.

The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before investing in the securities offered.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GIFI.” On July 13, 2007, the last reported sale price for our common stock was $37.29 per share.

This investment involves a high degree of risk. See “ Risk Factors” beginning on page 5 of this prospectus for a description of certain matters you should consider before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2007.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future. Statements that are not historical facts are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements can sometimes be identified by our use of forward-looking words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan” and similar expressions.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in “Risk Factors” beginning on page 5.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling shareholder have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell in one or more offerings up to a total amount of $42,841,260 of our common stock. In addition, under this shelf process, the selling shareholder named in this prospectus may sell from time to time a total of up to 1,589,067 shares of our common stock.

This prospectus provides you with a general description of the securities we and the selling shareholder may offer. Each time we or the selling shareholder sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

References in this prospectus to “Gulf Island,” the “registrant,” “us,” “we,” “our,” or the “Company” refer to Gulf Island Fabrication, Inc. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.

Company Overview

Gulf Island Fabrication, Inc., through its subsidiaries, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. We fabricate various structures, including jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. We also provide certain services including offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and tension leg platform module integration, and loading and offloading drilling rigs, and steel warehousing and sales.

Gulf Island Fabrication, Inc. was founded in 1985 by a group of investors, including Alden J. “Doc” Laborde and Huey J. Wilson, and began operations at its fabrication yard on the Houma Navigation Canal in southern Louisiana, approximately 30 miles from the Gulf of Mexico. Our Houma facilities are located on 630 acres, of which 283 are currently developed for fabrication activities with 347 acres available for future expansion. Effective January 31, 2006, the Company acquired the facilities, machinery and equipment of Aransas Partners (formerly Gulf Marine Fabricators) located on 372 acres, all of which are currently developed for fabrication activities, in San Patricio County, Texas. See the section of this prospectus entitled “Selling Shareholder” for more information regarding this acquisition. We currently operate this business under the name Gulf Marine Fabricators, which name we acquired in the acquisition.

Our principal executive offices are located at 583 Thompson Road, Houma, Louisiana 70363, and our telephone number is (985)872-2100.

The Offering

Securities that may be offered by us	$42,841,260 of our common stock.

Securities that may be offered by the selling shareholder	1,589,067 shares of our common stock issued in connection with the acquisition of certain assets of Aransas Partners. See “Selling Shareholder.”

Use of proceeds	Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from our sale of shares of common stock under this prospectus for general corporate purposes, including providing working capital, capital expenditures, acquisitions and the repayment of debt. We will not receive any proceeds from the sale of shares of common stock offered by the selling shareholder under this prospectus. All such proceeds will be for the account of the selling shareholder. See “Use of Proceeds.”

NASDAQ Global Select Market symbol	GIFI

Risk factors	You should read the “Risk Factors” section, beginning on page 5 of this prospectus, to understand the risks associated with an investment in our common stock.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We are vulnerable to the potential difficulties associated with our business expansion.

We have experienced significant growth through our acquisition in January 2006 of the facilities, machinery and equipment of Aransas Partners. We believe that our future success depends on our ability to successfully integrate the operations of the acquired facilities into our business, and to effectively manage the rapid growth that we have experienced and the demands from increased responsibility on our management personnel. The following factors could present difficulties to us:

•	inability to retain or recruit sufficient numbers of executive-level personnel;

•	increased administrative burden; and

•	increased logistical problems common to large, expansive operations.

If we do not manage these potential difficulties successfully, our operating results could be adversely affected.

We are subject to the cyclical nature of the oil and gas industry.

Our business depends primarily on the level of activity by oil and gas companies in the Gulf of Mexico and along the Gulf Coast. This level of activity has traditionally been volatile as a result of fluctuations in oil and gas prices and their uncertainty in the future. The purchases of the products and services we provide are, to a substantial extent, deferrable in the event oil and gas companies reduce capital expenditures. Therefore, the willingness of our customers to make expenditures is critical to our operations. The levels of such capital expenditures are influenced by:

•	oil and gas prices and industry perceptions of future prices;

•	the cost of exploring for, producing and delivering oil and gas;

•	the ability of oil and gas companies to generate capital;

•	the sale and expiration dates of offshore leases in the United States and overseas;

•	the discovery rate of new oil and gas reserves in offshore areas; and

•	local and international political and economic conditions.

Although activity levels in production and development sectors of the oil and gas industry are less immediately affected by changing prices and as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. This has in the past and may in the future, adversely affect our business. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

We might be unable to employ a sufficient number of skilled workers.

Our ability to remain productive and profitable depends substantially on our ability to attract and retain skilled construction workers, primarily welders, fitters and equipment operators. In addition, our ability to expand our operations depends not only upon customer demand but also on our ability to increase our labor force. The demand for such workers is high and the supply is extremely limited, especially during periods of high activity in the oil and gas industry. While we believe our relationship with our skilled labor force is good, a significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates we may pay, increase in our use of contract labor, or all of these. If any of these occurred in the near-term, the profits expected from work in progress could be reduced or eliminated and, in the long-term, to the extent such wage increases could not be passed on to our customers, our production capacity could be diminished and the growth potential could be impaired. The demand for skilled piping and steel workers, predominately in the chemical plants and refineries, but also throughout the marine construction industry, increased during 2006 and continues to increase significantly. We have lost and will probably continue to lose additional employees to companies that are paying significantly higher wage rates. We need to replace these employees to a large extent with contract labor, which is typically more expensive than our own workforce. Without a reversal of these trends in the near future, we will potentially see additional reductions in our labor force, thus causing us to be more reliant on contract labor to successfully meet our customer demands. Thus, our estimated costs to complete our contracts could increase further and our profits could decline as a result.

Our backlog is subject to change.

Our backlog is based on management’s estimate of the direct labor hours required to complete, and the remaining revenue to be recognized with respect to, those projects as to which a customer has authorized us to begin work or purchase materials pursuant to written contracts, letters of intent or other forms of authorization. Often, however, management’s estimates are based on incomplete engineering and design specifications. As engineering and design plans are finalized or changes to existing plans are made, management’s estimate of the direct labor hours required to complete and price at completion for such projects is likely to change. In addition, all projects currently included in our backlog are subject to termination at the option of the customer, although the customer, in that case, is generally required to pay us for work performed and materials purchased through the date of termination and, in some instances, pay us cancellation fees. However, due to the large dollar amounts of backlog estimated for a few projects, a termination of any one of these projects could substantially decrease our backlog, and could have a material adverse effect on our revenue, net income and cash flow if the project is large.

The dangers inherent in our operations and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

The fabrication of large steel structures involves operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. In addition, the failure of such structures during and after installation can result in similar injuries and damages. In addition, certain activities engaged in by employees of our wholly-owned subsidiary, Dolphin Services, L.L.C. (“Dolphin Services”), that are not engaged in by our other employees, including piping interconnect and other service activities conducted on offshore platforms and activities performed on the spud barges owned by Dolphin Services, are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law, which laws operate to make the liability limits established by state workers’ compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages or job-related injuries, with generally no limitations on our potential liability.

Our ownership and operation of vessels can also give rise to large and varied liability risks, such as risks of collisions with other vessels or structures, sinkings, fires and other marine casualties, which can result in significant claims for damages against both us and third parties for, among other things, personal injury, death, property damage, pollution and loss of business. Litigation arising from any such occurrences may result in our being named as a defendant in lawsuits asserting large claims. In addition, due to their proximity to the Gulf of Mexico, our facilities are subject to the possibility of physical damage caused by hurricanes or flooding, as occurred in 2005.

Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise. Successful claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance covering risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

Our industry is highly competitive.

The offshore platform industry is highly competitive, and influenced by events largely outside of our control. Contracts for our services are generally awarded on a competitive bid basis, and our customers consider many factors when awarding a job. These factors include price, the contractor’s ability to meet the customer’s delivery schedule, and to a lesser extent, the availability and capability of equipment, and the reputation, experience and safety record of the contractor. Although we believe that our reputation for safety and quality service is good, we cannot guarantee that we will be able to maintain our competitive position. We compete with both large and small companies for available jobs, and certain of our competitors have greater financial and other resources than we do.

In addition, because of subsidies, import duties and fees, taxes imposed on foreign operators and lower wage rates in foreign countries along with fluctuations in the value of the U.S. dollar and other factors, we may not be able to remain competitive with foreign contractors for projects designed for use in international locations as well as those designed for use in the Gulf of Mexico.

Pricing structures common in the marine construction industry may not provide sufficient protection from cost overruns.

As is common in the offshore platform fabrication industry, a substantial number of our projects are performed on a fixed-price basis, although some projects are performed on a unit rate, alliance/partnering or cost-plus basis. Under fixed-price contracts, we receive the price fixed in the contract, subject to adjustment only for change orders placed by the customer. As a result, we are responsible for all cost overruns. Under a unit rate contract, material items or labor tasks are assigned unit rates of measure. The unit rates of measure will generally be in denominations of dollars per ton, per foot, per square foot, per item installed, etc. A typical unit rate contract can contain hundreds to thousands of units rates of measure which when aggregated determine the total contract value. Profit margins are built into the unit rates, and similar to a fixed price contract, we retain all cost savings but are also responsible for all cost overruns. Under typical alliance/partnering arrangements, the parties agree in advance to a target price that includes specified levels of labor and material costs and profit margins. Some contracts include a total or partial reimbursement to us of any costs associated with specific capital projects required by the fabrication process. If this capital project provides future benefits to us, the cost to build the capital project will be capitalized, and the revenue for the capital project will increase the estimated profit in the contract. If the project is completed at less cost than that targeted in the contract, the contract price is reduced by a portion of the savings. If the cost of completion is greater than target costs, the contract price is increased, but generally to the target price plus the actual incremental cost of materials and direct labor. Accordingly, under alliance/partnering arrangements, we have some protection against cost overruns but must share a portion of any cost savings with the customer. Under cost-plus arrangements, we receive a specified fee in excess of our direct labor and material cost and thus are protected against cost overruns but do not benefit directly from cost savings.

The revenue, costs and gross profit realized on a contract will often vary from the estimated amounts on which such contracts were originally based due to, among other things:

•	changes in the availability and cost of labor and material;

•	variations in productivity from the original estimates; and

•	errors in, or revisions or adjustments to, estimates or bidding.

These variations and the risks inherent in our industry may result in revenue and gross profits different from those originally estimated and reduced profitability or losses on projects. Depending on the size of a project, variations from estimated contract performance can have a significant impact on our operating results for any particular fiscal quarter or year.

Our method of accounting for revenue could result in an earnings charge.

Most of our revenue is recognized on a percentage-of-completion basis based on the ratio of direct labor hours worked to the total estimated direct labor hours required for completion. Accordingly, contract price and cost estimates are reviewed monthly as the work progresses, and adjustments proportionate to the percentage of completion are reflected in revenue for the period when such estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits, we are required to recognize a charge against current earnings, which may be significant depending on the size of the project or the adjustment.

We are susceptible to adverse weather conditions in the Gulf of Mexico.

Our operations are directly affected by the seasonal differences in weather patterns in the Gulf of Mexico, as well as daylight hours. Since most of our construction activities take place outdoors, the number of direct labor hours worked generally declines in the winter months due to an increase in rainy and cold conditions and a decrease in daylight hours. The seasonality of oil and gas industry activity as a whole in the Gulf Coast region also affects our operations. Our customers often schedule the completion of their projects during the summer months in order to take advantage of the milder weather during such months for the installation of their platforms. The rainy weather, tropical storms, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year, such as Hurricanes Katrina and Rita in 2005, may also affect our operations. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

We depend on key personnel.

Our success depends to a great degree on the abilities of our key management personnel, particularly our Chief Executive Officer and other high-ranking executives. The loss of the services of one or more of these key employees could adversely affect us. We do not have an employment contract with any of our executives, and our executives are not restricted from competing with us if they cease to be employed by us. Additionally, as a practical matter, any employment agreement we may enter into will not assure the retention of our employees. In addition, we do not maintain “key man” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.

We depend on significant customers.

We derive a significant amount of our revenue from a small number of major and independent oil and gas companies, although not necessarily the same customers from year to year. Because the level of fabrication that we may provide to any particular customer depends, among other things, on the size of that customer’s capital expenditure budget devoted to platform construction plans in a particular year and our ability to meet the customer’s delivery schedule, customers that account for a significant portion of revenue in one fiscal year may represent an immaterial portion of revenue in subsequent years. However, the loss of a significant customer for any reason, including a sustained decline in that customer’s capital expenditure budget or competitive factors, can result in a substantial loss of revenue and could have a material adverse effect on our operating performance.

The nature of our industry subjects us to compliance with regulatory and environmental laws.

Our operations and properties are materially affected by state and federal laws and other regulations relating to the oil and gas industry in general, and are also subject to a wide variety of foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Further, compliance with many of these laws is becoming increasingly complex, stringent and expensive. Many impose “strict liability” for damages to natural resources or threats to public health and safety, rendering a party liable for the environmental damage without regard to its negligence or fault. Certain environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, we could be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for acts that were in compliance with all applicable laws at the time such acts were performed. We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations. However, such environmental laws are changed frequently. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We are unable to predict whether environmental laws will materially adversely affect our future operations and financial results.

The demand for our services is also affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. Offshore construction and drilling in certain areas has also been opposed by environmental groups and, in certain areas, has been restricted. To the extent laws are enacted or other governmental actions are taken that prohibit or restrict offshore construction and drilling or impose environmental protection requirements that result in increased costs to the oil and gas industry in general and the offshore construction industry in particular, our business and prospects could be adversely affected, although such restrictions in the areas of the Gulf of Mexico where our products are used have not been substantial. We cannot determine to what extent future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

Until our recent acquisition of the Aransas Partners facilities, the Houma Navigation Canal provided the only means of access from our facilities to open waters. The Houma Navigation Canal is considered to be a navigable waterway of the United States and, as such, is protected by federal law from unauthorized obstructions that would hinder water-borne traffic. Federal law also authorizes federal maintenance of the canal by the United States Corps of Engineers. The canal requires bi-annual dredging to maintain its water depth and, while federal funding for this dredging has been provided for over 30 years, there is no assurance that Congressional appropriations sufficient for adequate dredging and other maintenance of the canal will be continued indefinitely. If sufficient funding were not appropriated for that purpose, the Houma Navigation Canal could become impassable by barges or other vessels required to transport many of our products and could result in material and adverse affects on our operations and financial position.

Risks Related to Our Common Stock

We may not be able to pay dividends on our common stock.

While we have paid dividends on our common stock in the past, we are under no obligation to declare or pay such dividends. The declaration and payment of dividends on our common stock in the future is subject to, and will depend upon, among other things:

•	our future earnings and financial condition, liquidity and capital requirements; and

•	other factors deemed relevant by our board of directors.

If we cease to pay or reduce the amount of dividends on our common stock, the market price of our common stock may decline. In addition, we may enter into debt agreements in the future that restrict the amount of dividends that we may pay.

The price of shares of our common stock may fluctuate significantly in the future, and you could lose all or a part of your investment.

The trading price of our common stock could be subject to significant fluctuations, and may decline. The following factors, among others, could affect our stock price:

•	our operating results;

•	news announcements regarding, and developments relating to, the marine construction business, the oil and gas industry, oil and gas prices, our competitors, customers or suppliers;

•	general stock and bond market conditions and economic conditions;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	changes in government regulations;

•	unanticipated litigation or unanticipated outcomes of pending litigation; or

•	other factors beyond our control.

The stock markets in general have also experienced extreme volatility that has often been unrelated to the operating performance of particular companies. This volatility and the realization of any of the risks described in this prospectus, among others, could cause the market price of our common stock to decline significantly.

Future sales of our common stock in the public market could cause our stock price to decline.

Substantially all of our approximately 14 million outstanding shares of common stock are freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Act”), except for the approximately 1.6 million shares held by the selling shareholder and registered pursuant to this registration statement and the approximately 1.8 million shares held by our directors and executive officers. Shares held by the selling shareholder and our directors and executive officers may generally be sold pursuant to Rule 144 under the Act. In addition, two of our directors, Alden J. Laborde and Huey J. Wilson, have certain demand and “piggy-back” registration rights with respect to shares of common stock owned by them. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock.

We can issue preferred stock without your approval, which could materially adversely affect the rights of common shareholders.

Our articles of incorporation authorizes us to issue “blank check” preferred stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by our board of directors. Accordingly, the board of directors has the authority, without shareholder approval, to issue preferred stock with rights that could materially adversely affect the voting power or other rights of the common stock holders or the market value of the common stock.

Certain provisions of our articles of incorporation and bylaws may tend to deter potential unsolicited offers or other efforts to obtain control of our company.

Certain provisions of our articles of incorporation and bylaws may tend to deter potential unsolicited offers or other efforts to obtain control of our company that are not approved by our board of directors, and may thereby deprive our shareholders of opportunities to sell shares of our common stock at prices higher than prevailing market prices. For additional information, see the description of our common stock incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from our sale of shares of common stock under this prospectus for general corporate purposes, including providing working capital, capital expenditures, acquisitions and the repayment of debt. From time to time, we may discuss potential strategic acquisitions and investments with third parties.

We may temporarily invest the net proceeds that we receive from any offering or use the net proceeds to repay short-term debt until we can use the net proceeds for their stated purposes. We will set forth in the applicable prospectus supplement our intended use of the net proceeds received from our sale of any common stock sold pursuant to the prospectus supplement.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholder.

SELLING SHAREHOLDER

Pursuant to the terms of an asset purchase and sale agreement dated as of December 20, 2005, effective on the closing date of January 31, 2006, we and our indirect subsidiary, G. M. Fabricators, L.P., d/b/a Gulf Marine Fabricators (f/ka New Vision, L.P.), a Texas limited partnership (“Gulf Marine”), completed the acquisition of the facilities, machinery and equipment of Aransas Partners (formerly Gulf Marine Fabricators), a Texas general partnership and an indirect subsidiary of Technip USA Holdings, Inc. (f/k/a Technnip-Coflexip USA Holdings, Inc.) (“Technip”). The aggregate consideration for the acquisition consisted of (i) $40 million in cash (subject to a subsequent purchase price adjustment of approximately $5.8 million received from Technip), (ii) 1,589,067 shares of our common stock, constituting approximately 11% of our outstanding common stock as of the closing date, and (iii) the assumption of certain contracts.

We assumed all of the uncompleted fabrication contracts of Aransas Partners, as of the closing date. The only significant fabrication contract assumed was a contract with Chevron USA for the construction of the 19,000 ton topsides for its Tahiti project. We also assumed two significant non-fabrication contracts. Pursuant to the first contract, we purchased three crawler cranes for approximately $12 million during 2006. The other contract, which terminates in 2010, is for the charter hire of a tug and barge for $836,000 per year.

Simultaneously with the acquisition, we and Technip entered into a five-year cooperation agreement pursuant to which we and Technip agreed to work together on mutually agreed upon engineer, procure and construct projects and engineer, procure, install and commission projects requiring fabrication work in the Gulf Coast region. Under this agreement, we have a right of first refusal on the fabrication work in connection with certain bids that Technip may submit.

During 2006, we were awarded three contracts, with an aggregate value of $14.5 million, from Technip to fabricate various oil and gas industry items for Technip to use with its customers. During 2006, we recognized revenue of $1.5 million on these contracts. During the six months ended June 30, 2007, the value of the Technip contracts increased by $12.1 million to a total aggregate value of $26.6 million. During the six months ended June 30, 2007, we recognized revenue of $12.9 million on these contracts.

Also in connection with the acquisition, Gulf Marine, Aransas Partners and Technip entered into a limited non-competition agreement restricting Aransas Partners and Technip, for a period of two years, from owning or operating a fabrication yard in direct competition with Gulf Marine on the United States Gulf Coast. Pursuant to the agreement, Technip may continue to operate directly competitive yards located in other locations, which may compete for projects with Gulf Marine in the Gulf of Mexico or other areas.

On the closing date, the shares issued to Aransas Partners as partial consideration for the acquisition were deposited into an escrow account as security for the indemnification obligations of Aransas Partners and Technip. Upon the termination of the escrow period, no later than January 31, 2008, any shares not required to satisfy indemnification obligations will be released. During the escrow period, Aransas Partners cannot transfer the shares other than to an affiliate, but retains all voting rights with respect to the shares. The indemnification obligations of Aransas Partners and Technip are not limited to the shares. We have agreed to release 800,000 of the 1,589,067 shares from escrow promptly after the effective time of this registration statement.

Pursuant to the asset purchase and sale agreement, Aransas Partners and Technip have agreed that, through December 20, 2007, without our prior written consent, they will not, and will cause their affiliates not to, acquire any shares of our common stock in addition to the shares issued to them in connection with the acquisition. In addition, they agreed that, through December 20, 2007, they will not and will cause their affiliates not to confer any proxy to any third party (other than our designee at any annual or special meeting of stockholders) to vote any shares of our common stock; provided, however, that this agreement is not violated to the extent that Aransas Partners and Technip solely grant a revocable proxy or consent to another person in response to a public proxy or consent solicitation conducted by such person that is made pursuant to the applicable rules and regulations under the Securities and Exchange Act of 1934.

The asset purchase and sale agreement provides that so long as Aransas Partners and its affiliates hold at least 5% of our issued and outstanding shares of common stock, Aransas Partners is entitled to recommend an employee of Aransas Partners or its affiliates as one of our directors, and we must nominate such person for election by our shareholders at our next regularly scheduled election of directors, subject to compliance with applicable law. John A. Wishart, an officer of Technip and Aransas Partners, serves on our board as a Class I director, with a term expiring in 2010 pursuant to this arrangement.

We, Aransas Partners and Technip also entered into a lock-up agreement dated January 31, 2006, pursuant to which Aransas Partners agreed not to sell or otherwise transfer for a period ending on January 31, 2008, the 1,589,067 shares of our common stock issued to it as partial consideration for the acquisition; provided, however, if applicable law does not allow Aransas Partners’ recommended director to serve on our board of directors, the lock-up period may terminate early, but not earlier than one year. The lock-up agreement is being amended effective as of the date of the filing of this registration statement to provide for the expiration of the lock-up period as of the effective time of this registration statement with respect to 800,000 of the shares issued to Aransas Partners as partial consideration for the acquisition. The remaining 789,067 shares issued to Aransas Partners as partial consideration for the acquisition will continue to be subject to the lock-up agreement, unless hereafter amended or waived.

On January 31, 2006, we and Aransas Partners also entered into a registration rights agreement, pursuant to which we agreed to file registration statements relating to the 1,589,067 shares issued to Aransas Partners upon the request of Aransas Partners following the expiration of the lock-up period. The registration rights agreement includes shelf registration rights and piggyback registration rights. The parties have agreed that this registration statement shall constitute one of the two demand registrations permitted under the agreement, subject to it being declared effective and remaining effective for the period specified in the agreement. The registration rights in the agreement are assignable to a transferee or assignee of at least 20% of all securities covered by the agreement, subject to specified notice to us and compliance with securities laws, except as we may agree otherwise.

Other than as set forth above, the selling shareholder has indicated that it has not held any position or had any office or other material relationship with us or any of our predecessors or affiliates within the past three years.

The selling shareholder has represented to us that it obtained the shares for its own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act of 1933, as amended, or exemptions thereto. This prospectus covers the resale by Aransas Partners, and any permitted transferees of its registration rights, of all of the shares of common stock we issued to Aransas Partners in the acquisition.

The following table sets forth certain information as of July 13, 2007 regarding the beneficial ownership of common stock by the selling shareholder and the shares being offered by the selling shareholder. Information with respect to beneficial ownership is based upon information obtained from the selling shareholder.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before Offering (2)(3)		Shares Being Offered	Shares Beneficially Owned After Offering (3)(4)
	Number	Percent		Number	Percent
Aransas Partners f/k/a Gulf Marine Fabricators(1)	1,589,067	11.2%	1,589,067	0	—

(1)	The address of Aransas Partners is 11700 Old Katy Road, Houston, Texas 77079.
(2)	Technip USA, Inc. and Gulf Deepwater Yards, Inc., as the sole partners of Aransas Partners, and Technip SA, a French company listed on Euronext and the NYSE, as the ultimate parent of each corporation, share voting and dispositive power over the 1,589,067 shares of common stock held by Aransas Partners.
(3)	Percentages are based on 14,162,613 shares of common stock that were outstanding as of July 13, 2007.
(4)	For purposes of this table, we have assumed that the selling shareholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

PLAN OF DISTRIBUTION

We and the selling shareholder may sell the securities covered by this prospectus to or through one or more underwriters or dealers for public offering and sale by them and may also sell the securities directly to other purchasers or through agents. We understand that the selling shareholder presently intends to offer for sale up to 800,000 shares of our common stock shortly following the effective time of the registration statement of which this prospectus is a part, subject to market conditions and other factors as it may deem appropriate. We will name any underwriter, dealer or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and the selling shareholder have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where we and the selling shareholder, as the case may be, are authorized to do so.

The shares registered on behalf of the selling shareholder pursuant to this prospectus are subject to a stock escrow agreement and a lock-up agreement, each dated January 31, 2006, pursuant to which the shares are held in an escrow account and may not be sold or otherwise transferred until January 31, 2008. The stock escrow agreement and lock-up agreement are being amended effective as of the date of the filing of this registration statement to provide for the release from escrow and expiration of the lock-up period with respect to 800,000 of the 1,589,067 shares of common stock registered on behalf of the selling shareholder pursuant to this prospectus. The remaining 789,067 shares of common stock registered on behalf of the selling shareholder will continue to be subject to the stock escrow agreement and lock-up agreement until January 31, 2008, unless hereafter amended or waived.

We or the selling shareholder may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These offers and sales may be effected from time to time in one or more transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or quotation services or in the over-the-counter market;

•	in ordinary brokerage transactions;

•	through the writing of options;

•	through privately negotiated transactions; or

•	through other types of transactions.

We or the selling shareholder may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. We, the selling shareholder or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of securities. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we or the selling shareholder pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The selling shareholder and dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling shareholder may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to reimburse these persons for certain expenses. We or the selling shareholder may grant underwriters who participate in the distribution of securities we are offering under this prospectus an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the selling shareholder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment to the registration statement relating to this prospectus). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In connection with the sale of its shares of common stock, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of our common stock short and deliver shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale. The selling shareholder may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholder may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling shareholder also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that the selling shareholder meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling shareholder may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of selling shareholders to include the pledgees, transferees or other successors-in-interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the reselling beneficial owners for purposes of this prospectus.

We and the selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of our and the selling shareholder’s purchases and sales of the shares. We will make copies of this prospectus available to the selling shareholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of its shares.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, we will file a supplement to this prospectus to describe the terms of any offering by us or any selling shareholder. The prospectus supplement will disclose:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us, and the selling shareholder, if any;

•	the net proceeds to us, and the selling shareholder, if any, from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any commissions paid to agents; and

•	other facts material to the transaction.

We will bear substantially all of the costs, expenses and fees in connection with the registration of the common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares by the selling shareholder, which will be borne by the selling shareholder. We have agreed to indemnify the selling shareholder against certain liabilities under the Securities Act and state securities laws relating to the registration of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of Gulf Marine Fabricators (currently doing business as Aransas Partners) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We maintain an internet site at www.gulfisland.com that contains information about our business. The information contained on our internet site or any other internet site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (“Exchange Act”) until this offering is completed; provided, however, that we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) of Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Our Current Reports on Form 8-K filed on February 15, 2007, February 20, 2007, March 2, 2007, March 8, 2007, March 20, 2007, April 2, 2007, April 27, 2007 and April 30, 2007;

•	The portions of our definitive Proxy Statement filed on April 9, 2007 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006;

•	The description of our common stock contained in the Registration Statement on Form 8-A, File No. 0-22303 originally filed with the SEC on March 27, 1997;

•

The information required by Rule 3-05 (financial statements of businesses acquired) and Article 11 (pro forma financial information) of Regulation S-X with respect to the acquisition of the assets of Aransas Partners is incorporated by reference to our Current Report on Form 8-K/A (Amendment No. 1) filed on April 19, 2006; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

At your request, we will provide you with a free copy of these filings. You may request copies by writing or telephoning us at:

Gulf Island Fabrication, Inc.

583 Thompson Road

Houma, Louisiana 70363

Attn: Joseph P. Gallagher, III

Phone: (985) 872-2100

Fax: (985) 876-5414

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.